Exhibit 99.3
ASX / MEDIA RELEASE

Results for Announcement to the Market

Supplemental Information to Form 10-K Required By ASX

SYDNEY, Australia and Bellevue, Washington. – 1 March 2023 – Limeade (ASX: LME, or the Company), today provides additional information required by ASX under waivers provided to Limeade on 10 October 2022 relating to ASX Listing Rules 4.2A, 4.3A, 4.7B and 4.7C.

The following additional information is required under ASX waivers received by Limeade relating to Listing Rule 4.3A: A copy of the Form 10-K the Company has filed with the SEC for that financial year; and a cover sheet for the Form 10-K headed “Results for announcement to the market” with the key information set out in section 2 of Appendix 4E.

A copy of the Company’s 10-K filed with the SEC, is attached.

Results For Announcement To The Market

	Up/(down) $USD ‘00	% change	31 December 20 $USD ‘00	31 December 20 $USD ‘00
Revenue from ordinary activities	821	1.5%	56,017	55,196
(Loss) from ordinary activities after tax attributable shareholders	(3,260)	(32.7%)	(13,225)	(9,965)
Net (Loss) attributable shareholders	(3,395)	(34.9%)	(13,112)	(9,717)

The following additional information is required under ASX waivers received by Limeade relating to Listing Rule 4.7B (Quarterly Cash Flow Reports) and Listing Rule 4.7C (Quarterly Activities Report):

The Company made related third-party payments of $106 thousand for the quarter ended 31 December 2022, representing fees paid to non-executive directors for performance of their required duties as disclosed in the prospectus and annual report.

Investor Relations / Media (AU)	Media (US)
Dr Thomas Duthy	Ms Amanda Lasko
Nemean Group for Limeade	Marketing Director
thomas.duthy@limeade.com	amanda.lasko@limeade.com
+61 402 493 727	+1 206 227 6907

About Limeade Limeade is an immersive employee well-being company that creates healthy employee experiences. Limeade Institute science guides its industry-leading software and its own award-winning culture. Today, millions of users in over 100 countries use Limeade solutions to navigate the future of work. By putting well-being at the heart of the employee experience, Limeade reduces burnout and turnover while increasing well-being and engagement — ultimately elevating business performance. To learn more, visit www.limeade.com (ASX listing: LME).

Limeade, Inc. Australian Registered Business Number 637 017 602, a public limited company registered under the Washington Business Corporation Act (UBI Number: 602 588 317).

Disclosure
This ASX release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of any securities referred to herein in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful. Any securities referred to herein have not been registered under the US Securities Act of 1933, as amended (the "US Securities Act") and may not be offered or sold in the United States or to US persons absent registration or an applicable exemption from registration under the US Securities Act and applicable state securities laws. In addition, any hedging transactions involving the securities referred to herein may not be conducted unless in compliance with the US Securities Act.
Limeade, Inc. │ ARBN 637 017 602 │ 10885 NE 4th Street ∙ Suite 400 ∙ Bellevue ∙ WA 98004